                                  EXHIBIT 99.2


               Press Release issued on October 16, 1996 regarding the Merger.

                     [HICKS, MUSE, TATE & FURST LETTERHEAD]

                                            Contacts:  Hick Muse
                                                       ---------
                                                       Roy Winnick
                                                       Kekst and Company
                                                       212-593-2655

                                                       Commodore Media
                                                       ---------------
                                                       Sandra Nacinovich
                                                       212-302-5580


          HICKS, MUSE, TATE & FURST AND CAPSTAR BROADCASTING PARTNERS
                 COMPLETE ACQUISITION OF COMMODORE MEDIA, INC.

                -- Assets Include 34 Radio Broadcasting Stations
                          In Six Mid-Sized Markets --

AUSTIN and DALLAS, Oct. 16, 1996 -- Capstar Broadcasting Partners, of Austin, a new radio group formed earlier this year by Hicks, Muse, Tate & Furst Incorporated, of Dallas, a leading private investment firm, and R. Steven Hicks, Capstar's chairman and chief executive officer, today completed the previously announced acquisition of Commodore Media, Inc., in a transaction valued at approximately $200 million. Commodore, a privately held company based in New York City, owns and operates, or has agreed to acquire, 34 radio broadcasting stations in six medium-sized markets.

Commodore Media is the leading radio group in five of its six markets based on radio advertising revenue and the leading radio group in each of its markets based on audience share. The company currently operates 19 FM and 14 AM radio broadcasting stations, and has agreed to acquire an additional FM station, in the following markets: Fairfield County, Connecticut; Allentown, Pennsylvania; Wilmington, Delaware; Westchester and Putnam Counties, New York; Ft. Pierce-Stuart-Vero Beach, Florida (the "Treasure Coast"); and Huntington, West Virginia/Ashland, Kentucky.

The acquisition of Commodore Media represents the first transaction for Hicks Muse under its initiative, which was announced in May 1996, to acquire, in leveraged transactions, up to $1 billion of middle-market radio station properties. Hicks Muse has agreed to commit in excess of $100 million of capital to this effort.

                                     (more)

As previously indicated, Commodore Media will maintain its corporate identity as an autonomous subsidiary, and will continue to operate under the direction of the current management, who will maintain a substantial equity stake in the company. Bruce A. Friedman, currently President and Chief Executive Officer of Commodore Media, will work with both Hicks Muse and Capstar Broadcasting in a capacity yet to be determined. Also as previously indicated, James T. Shea, previously Chief Operating Officer of Commodore Media, has succeeded Mr. Friedman as its President.

Thomas O. Hicks, chairman and chief executive officer of Hicks Muse, said:
"Commodore Media provides an extremely solid foundation on which to build an outstanding group of middle-market radio broadcasting properties. Along with Capstar's Steve Hicks, we at Hicks Muse look forward to working closely with Commodore management, who will continue to operate their radio stations and will function as our partners as we seek to take maximum advantage of the new Telecommunications Act by investing in attractive middle markets up to the limits the Act now makes possible, and to build the value of the group for the benefit of our investors and business partners."

R. Steven Hicks of Capstar Broadcasting said: "This is the first of what we expect will be a number of radio industry transactions we plan to pursue in the months and years ahead. We are currently working on several other acquisitions, which we expect to announce shortly and which are consistent with our strategy of being a leading consolidator of middle-market radio properties. There has never been a better time to be a radio industry investor and operator. With the support of Hicks Muse, Capstar Broadcasting is uniquely positioned to take advantage of the many attractive investment opportunities, and to build value for our business partners, employees and fellow investors."

BT Securities acted as advisors to Hicks, Muse, Tate & Furst for the proposed transaction. Commodore Media was advised by Randall Jeffery of Media Venture Partners, who initiated the transaction, and CIBC Wood Gundy.

Hicks, Muse, Tate & Furst Incorporated is a leading private investment firm. Over the past six years, Hicks Muse has completed, or currently has pending, more than 55 transactions with an aggregate value in excess of $9 billion. Headquartered in Dallas, the firm also has offices in New York, St. Louis and Mexico City.

                                     # # #